EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Current Report on Form 8-K of General Communication, Inc. pertaining to the closing as of October 31, 1996 on the acquisition by General Communication, Inc. of seven cable companies and the issuance of 16,723,077 shares of its Class A common stock of our report dated March 18, 1996, except for the last paragraph of Note 7, as to which the date is September 9, 1996, with respect to the financial statements of Prime Cable of Alaska, L.P.



                                            ERNST & YOUNG LLP


                                                    /s/






Austin, Texas
November 8, 1996




                                          General Communication, Inc. - Form 8-K
                                                                         Page 36